Exhibit 10.1
COMMERCIAL VEHICLE GROUP, INC.
2008 BONUS PLAN
Formula for Participants
BONUS = (Salary x BF1 x 70% x BF2) + (Salary x BF1 x 30% x BF3)
Bonus Factor 1 (“BF1”) is the factor awarded to participants in the plan (percent of base salary).
Bonus Factor 2 (“BF2” or “The Company Factor”) makes up 70% of the bonus calculation and is based on EBITDA achievements for 2008. Executive management will be based on the EBITDA performance of Commercial Vehicle Group, Inc. for 2008 and will be calculated before all applicable bonus expenses are reflected and accrued for the current year.
The target level for a payout is based on the company’s business plan for the current year and would result in a 90% payout. The threshold level for a payout is based on the minimum acceptable performance of the company and is set at approximately 85% of the current year target, resulting in a 50% payout. The maximum potential payout is set at approximately 115% of the current year target, resulting in a 130% payout. In the event that the company does not attain its 50% payout threshold target, or should the company exceed its 130% payout maximum target, payments may be suspended, prorated or increased subject to approval of the Compensation Committee of the Board of Directors.
Bonus Factor 3 (“BF3” or “The Individual Factor”) makes up the remaining 30% of the bonus calculation and is independent of the BF2 measurement. Objectives for each position are assigned and these objectives should tie to the performance of each participant’s responsibilities and reflect the results necessary to support the overall company goals, including but not limited to: (1) cost reduction efforts, (2) integration of acquisitions, (3) inventory reduction efforts and (4) increases in revenue. They should be important to the company’s immediate and long-term objectives, represent a significant effort on the individual’s part and be in support of operating and financial targets for the 2008 business plan in each participant’s functional area.
The Compensation Committee of the Board of Directors reserves the right to review, modify and approve, at its sole discretion, all BF3 percentages of executive management.
* EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization. The Compensation Committee reserves the right to review, modify and approve the final EBITDA calculation as it relates to the 2008 Bonus Plan for the sole purpose of ensuring that the bonus payments are calculated with the same intentions in which the targets have been set for the current year.